Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)
Contact:	Calavo Growers, Inc.
Lee E. Cole
Chairman, President and CEO
(805) 525-1245
CALAVO GROWERS ANNOUNCES FISCAL 2010
FIRST QUARTER OPERATING RESULTS

Highlights Include:
♦	Processed Products business unit sales rise driven by volume growth in high-pressure guacamole

♦	Higher diversified-fresh produce sales and gross margin are paced by strength in tomatoes, papayas

♦	Company anticipates initial roll-out of new refrigerated fresh salsa products in second quarter, addressing a high-potential market segment

♦	Chief executive shares outlook for banner-year performance

♦	Calavo reiterates forecast for record all-source 2010 avocado supply
SANTA PAULA, Calif. (March 2, 2010)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), the global leader in avocado marketing and an expanding provider of other perishable products, today reported solid profitability for the fiscal 2010 first quarter and affirmed its highly favorable outlook for the current year.
          For the three months ended January 31, 2010, the company registered net income of $2.3 million, equal to $0.16 per diluted share, on revenues of $67.3 million. This compares with net income of $4.4 million, or $0.30 per diluted share, on revenues of $70.6 million in the year-ago first quarter. Total gross margin in this year’s first period narrowed to $8.9 million, equal to 13.2 percent of revenue, from $12.5 million, or 17.6 percent of revenue, in the corresponding quarter of fiscal 2009.
          Results in the most recent period were “constrained by the effects of lower-than-anticipated avocado volumes out of Mexico,” according to Chairman, President and Chief Executive Officer Lee E. Cole.
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Calavo Growers Announces Fiscal 2010 First Quarter Results/2-2-2
          Cole stated: “Despite our slower start to fiscal 2010, by every indicator, this year is expected to produce a record avocado supply—approximately 1.5 billion pounds, according to forecasts—from all available sources, which will benefit Calavo significantly. Consumer demand for fresh avocados continues to expand and available supply is keeping pace. We believe that early shipment postponements will catch up for the remainder of 2010 and we anticipate sharply higher year-over-year avocado volume to drive our unit-driven business model.
          “Furthermore, fresh avocado factors aside, other important aspects of Calavo’s performance were positive during the first period—including guacamole and diversified fresh-product sales—and we are confident these also bode well for the current fiscal year,” Cole continued.
          Elaborating on these notable first quarter accomplishments, Cole stated: “The company’s Processed Products business unit and diversified fresh produce segment are providing compelling validation of Calavo’s strategy of expanding its product portfolio in the recent years. We registered an increase in high-pressure guacamole pounds sold year over year, which propelled upward total Processed Products segment revenues for the period. Sales and gross margin gains in our diversified-fresh category—fueled by strong showings in tomatoes and papayas—are both gratifying and promising indication of improving commodity-produce market conditions.”
          In the most recent quarter, Fresh Product reporting segment sales totaled $56.3 million versus $60.2 million in the first period of fiscal 2009. Segment sales were impacted by the lower unit prices. Total fresh unit volume was down slightly year over year. Significantly higher diversified fresh produce sales in the most recent quarter (from the fiscal 2009 first period) partially offset a year-to-year revenue decline in fresh avocados. Gross margin as a percentage of fresh product sales equaled 8.6 percent in the fiscal 2010 first quarter, which compares with 14.6 percent in the corresponding period last year.
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Calavo Growers Announces Fiscal 2010 First Quarter Results/3-3-3
          Net sales in the Processed Products reporting segment rose to $11.0 million in the first quarter from $10.5 million in the fiscal 2009 initial period. Segment sales were paced by increased high-pressure guacamole volume which continues to account for a growing overall percentage of Processed Products unit revenues. Processed Products segment gross margin advanced almost 200 basis points to 36.9 percent in the first quarter from 35.0 percent in the like period one year earlier, principally owing to growth in high-pressure guacamole, as well as benefits from cost and production management efficiencies.
The Outlook Moving Forward
          With respect to the forecast for the current fiscal year, Cole elaborated by stating for the first time: “I am confident about Calavo’s prospects for success in fiscal 2010—more so than at any time in my 12-plus years as chief executive. Putting that in perspective, Calavo has posted consecutive record results in each of the past three years and I believe that we are extremely well positioned to continue driving our sales and profit growth to new highs this year.
          “Specifically, we project that the company will hit its operating-performance stride in the third and fourth quarters of the current year, when burgeoning fresh avocado volumes for 2010—as much as 1.5 billion pounds—are expected to crest. Near term, though, we will see continued strengthening in our Processed Products business unit, in addition to the diversified fresh category—these segments are executing well and there will be further improvements and efficiencies moving ahead,” the chief executive said.
          Cole also referenced Calavo’s recent announcement of the company’s expansion into the refrigerated fresh salsa classification through a majority-owned subsidiary, Calavo Salsa Lisa. The newly created entity acquired Lisa’s Salsa Co. of St. Paul, Minn., a highly regarded regional producer of fresh, all-
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Calavo Growers Announces Fiscal 2010 First Quarter Results/4-4-4
natural salsas, which it will use as a platform to aggressively pursue the company’s goal of national expansion over time via Calavo’s established sales and marketing distribution infrastructure.
          “We anticipate beginning initial shipments next month and building strongly from there,” Cole said. “Coupling simply outstanding products from Salsa Lisa—both in quality and variety— with Calavo’s breadth of operational and financial resources will provide competitive and strategic advantages for penetrating a classification with outstanding growth potential. This is expected to be a sturdy peg from which to build additional processed category revenue and profit drivers, as well.
          Cole concluded: “I am looking forward to advancing our objective of building an even stronger, broader-based Calavo during fiscal 2010. We move into the quarters ahead from a strong, enviable position and expect to gain momentum as the fiscal year progresses.”
About Calavo Growers, Inc.
          Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business
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Calavo Growers Announces Fiscal 2010 First Quarter Results/5-5-5
internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2009. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	January 31,	October 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$972	$875
Accounts receivable, net of allowances of $1,822 (2010) and $2,353 (2009)	29,163	22,314
Inventories, net	13,410	11,731
Prepaid expenses and other current assets	7,177	7,191
Advances to suppliers	6,152	2,329
Income taxes receivable	762	2,178
Deferred income taxes	2,728	2,728

Total current assets	60,364	49,346
Property, plant, and equipment, net	39,232	38,621
Investment in Limoneira Company	23,681	24,200
Investment in unconsolidated subsidiaries	1,504	1,382
Goodwill	3,591	3,591
Other assets	5,992	6,076

	$134,364	$123,216

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$1,650	$396
Trade accounts payable	2,446	2,223
Accrued expenses	26,153	20,032
Short-term borrowings	14,570	5,520
Dividend payable	—	7,252
Current portion of long-term obligations	1,367	1,366

Total current liabilities	46,186	36,789
Long-term liabilities:
Long-term obligations, less current portion	13,891	13,908
Deferred income taxes	2,830	3,032

Total long-term liabilities	16,721	16,940
Commitments and contingencies
Total shareholders’ equity	71,457	69,487

	$134,364	$123,216

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended
	January 31,
	2010	2009
Net sales	$67,320	$70,647
Cost of sales	58,445	58,188

Gross margin	8,875	12,459
Selling, general and administrative	5,164	5,300

Operating income	3,711	7,159
Interest expense	(229)	(326)
Other income, net	265	255

Income before provision for income taxes	3,747	7,088
Provision for income taxes	1,473	2,708

Net income	$2,274	$4,380

Net income per share:
Basic	$0.16	$0.30

Diluted	$0.16	$0.30

Number of shares used in per share computation:
Basic	14,505	14,419

Diluted	14,572	14,429

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)
(All amounts in thousands)

	Fresh	Processed
	products	products	Total
Three months ended January 31, 2010
Net sales	$56,337	$10,983	$67,320
Cost of sales	51,518	6,927	58,445

Gross margin	$4,819	$4,056	$8,875

Three months ended January 31, 2009
Net sales	$60,159	$10,488	$70,647
Cost of sales	51,370	6,818	58,188

Gross margin	$8,789	$3,670	$12,459

          For the quarters ended January 31, 2010 and 2009, intercompany sales and cost of sales of $5,875 and $6,117 were eliminated.